Vanguard Treasury Money Market Fund Shareholder Report Proxy Voting Results

At a special meeting of shareholders on July 2, 2009, fund shareholders approved the following two proposals:

Proposal 1- Elect trustees for each fund.*

The individuals listed in the table below were elected as trustees for each fund. All trustees with the exception of Messrs. McNabb and Volanakis (both of whom already served as directors of The Vanguard Group, Inc.) served as trustees to the funds prior to the shareholder meeting.


Trustee                            For            Withheld        Percentage For
John J. Brennan          4,565,203,593         139,661,352                 97.0%
Charles D. Ellis         4,540,888,368         163,976,577                 96.5%
Emerson U. Fullwood      4,546,420,640         158,444,305                 96.6%
Rajiv L. Gupta           4,546,854,223         158,010,722                 96.6%
Amy Gutmann              4,551,595,314         153,269,631                 96.7%
JoAnn Heffernan Heisen   4,549,243,273         155,621,672                 96.7%
F. William McNabb III    4,560,826,120         144,038,825                 96.9%
Andre F. Perold          4,546,576,538         158,288,407                 96.6%
Alfred M. Rankin, Jr.    4,554,521,190         150,343,755                 96.8%
Peter F. Volanakis       4,557,292,269         147,572,676                 96.9%

*  Results are for all funds within the same trust.



Proposal 2: - Update and standardize the fund's fundamental policies regarding:

(a) Purchasing and selling real estate.
(b) Issuing senior securities.
(c) Borrowing money.
(d) Making loans.
(e) Purchasing and selling commodities.
(f) Concentrating investments in a particular industry or group of industries.
(g) Eliminating outdated fundamental investment policies not required by law.

The revised fundamental policies are clearly stated and simple, yet comprehensive, making oversight and compliance more efficient than under the former policies. The revised fundamental policies will allow the fund to respond more quickly to regulatory and market changes, while avoiding the costs and delays associated with successive shareholder meetings.

                        For        Abstain         Against    Broker  Percentage
                                                           Non-Votes         For



2a            4,119,717,135     107,970,012    331,955,665    145,222,134  87.6%
2b            4,143,645,435     125,847,454    290,149,922    145,222,135  88.1%
2c            4,082,272,157     112,058,862    365,311,792    145,222,135  86.8%
2d            4,092,264,028     109,290,410    358,088,372    145,222,135  87.0%
2e            4,083,874,290     112,500,268    363,268,250    145,222,137  86.8%
2f            4,116,729,480     127,986,884    314,926,445    145,222,135  87.5%
2g            4,200,099,539     121,711,518    237,831,752    145,222,136  89.3%